Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of HealthWarehouse.com, Inc. on Form S-8 [File No. 333-139072] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 15, 2010, with respect to our audit of the consolidated financial statements of HealthWarehouse.com, Inc. as of December 31, 2009 for the year then ended, which report is included in this Annual Report on Form 10-K of HealthWarehouse.com, Inc. and  for the year ended December 31, 2009.

/s/ Marcum LLP

New York, New York
April 15, 2010